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                                                                   EXHIBIT 28(b)
                             NOTICE OF STOCK OPTION
                              GRANTED MAY 15, 2001
                                ("GRANT NOTICE")



To: Charles C. Conaway

1. Grant. Pursuant to Section 6(b)(iv) of the employment agreement dated as of May 30, 2000 between Kmart Corporation (the "Company") and you, as amended effective May 15, 2001 (the "Employment Agreement"), you are hereby granted, effective May 15, 2001, a Nonqualified Stock Option to purchase 2,500,000 shares of Common Stock of the Company at $10.15 per share, subject to the terms of this Grant Notice.

2. Vesting. This option shall become vested as provided in Section 6(b)(iv) of the Employment Agreement.

3. Expiration Date. This option, unless sooner terminated or exercised in full, shall expire on May 16, 2011.

4. Termination. In the event of any termination of your employment, subject to Paragraph 3 above, the applicable provisions of Section 6(b)(iv) and Section 11 of the Employment Agreement, and of any other provisions of the Employment Agreement pertinent to the interpretation of such Sections, shall govern the vesting, duration of exercise rights after termination of employment, and forfeiture, as the case may be, of this option.

5. Change in Control. In the event of a Change in Control (as defined in the Employment Agreement), this option shall immediately become vested and exercisable in full and shall continue to be exercisable until its scheduled expiration date under Paragraph 3 or 4 above or, if sooner, its exercise in full.

6. Payment of Option Price. The option price for the shares for which this option is exercised by you shall be paid by you, on the date the option is exercised, in cash, in shares of Common Stock owned by you for at least six months prior to the date of exercise or a combination of the foregoing. Any share of Common Stock delivered in payment of the option price shall be valued at its Fair Market Value (as such Capitalized Term is defined in the Kmart Corporation 1997 Long-Term Equity Compensation Plan).

7. Treatment under IRC. This option shall not be treated as an incentive stock option under the Internal Revenue Code.

8. Exercisability of Option. This option shall be exercisable during your lifetime only by you in accordance with the terms hereof and shall not be assignable or transferable except by will or the laws of descent and distribution or as otherwise provided in Paragraph 12 below. Except in the event of a prior permitted transfer made in accordance with Paragraph 12 below, if you die or become disabled, any shares issuable upon exercise of this option shall in the case of death be issued to the legal representative of your estate, and


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may in the case of Disability be issued to the legal representative or guardian. The Compensation and Incentives Committee may require an indemnity and/or such evidence or other assurances as it may deem necessary prior to such issuance.

9. SEC Registration. Prior to May 15, 2002, (or if this option becomes exercisable prior to that date, then as promptly as practicable thereafter), the Company shall use its reasonable best efforts to file a registration statement on Form S-8 (or any successor form, or file an amendment to a previously filed registration statement on Form S-8) with the SEC under the Securities Act of 1933 (the "Act") covering the issuance of the shares issuable upon exercise of this option and shall maintain the effectiveness of such registration statement until this option is exercised in full or expires.

10. Withholding Tax. Notwithstanding anything to the contrary in this Grant Notice, the obligations of the Company to issue stock upon exercise of this option shall be contingent upon your satisfaction of all applicable withholding tax requirements. Such issuance shall be subject to reduction in the number of such shares if necessary, to comply with applicable withholding tax obligations.

         You may elect, in such form and at such time as the Company may prescribe to satisfy any tax required to be withheld under applicable federal, state or local law upon exercise of this option, in whole or in part, by either having the Company withhold whole shares of Kmart Corporation Common Stock or by delivering other whole shares of Kmart Corporation Common Stock owned by you for at least six months, having a Fair Market Value (as such Capitalized Term is defined in the Kmart Corporation 1997 Long-Term Equity Compensation Plan) equal to the amount withheld.

11. Transferability of Option. Except for transfers of options permitted under the General Instructions to Form S-8 under the Act and currently in effect and as may be amended in the future, this option shall not be assignable or transferable except by will or the laws of descent and distribution.

12. Notices. Any notice by you to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to you shall be in writing and shall be deemed duly given if mailed to you at the address last specified to the Company by you.

13. General. The validity and construction of this Grant notice shall be governed by the laws of the State of Michigan without reference to principles of conflicts of laws.

         This option is not granted pursuant to the Kmart Corporation 1997 Long-Term Equity Compensation Plan. However, except as expressly set forth herein or in the Employment Agreement, this option shall be governed by the terms of such Plan; provided, however, that Section 14.3 of the Plan shall be expressly disregarded for purposes of this Grant Notice. If there is any conflict between such Plan and this Grant Notice, this Grant Notice shall govern. If there is any conflict between the Employment Agreement and either the

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Grant Notice or the Plan (including, but not limited to, Section 1.4.3), the
Employment Agreement shall govern.

         The obligation of the Company to issue and deliver any stock under this option is specifically subject to all applicable laws, rules, regulations and required governmental approvals. The Company shall use its reasonable best efforts to obtain such approvals as promptly as practicable.

                                    Kmart Corporation


                                    By:
                                       -----------------------------------------


Accepted and agreed:



-----------------------------
Charles C. Conaway






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